Exhibit 99.1
CHINA EDUCATION INTERNATIONAL, INC.

Announces Appointment of New Director

Boca Raton, Florida, August 9, 2011 -- China Education International, Inc. (OTCBB:CEII) (“China Education” or the “Company”), which manages the operation of private schools and educational activities within China, today announced that its board of directors has appointed Ms. Judith Denton as a director of the Company.

Joel Mason, Chairman and Chief Executive Officer of the Company, explained the appointment of Ms. Denton.  “Judy Denton has hands on experience in assembling and reviewing financial information, and operating in areas that include real estate, hospitality, food service, service and manufacturing businesses, involving small and mid-sized companies, as well as firsthand experience as a teacher.”  Mr. Mason went on to state that “this combination of experience and knowledge will be of significant value as we integrate additional schools and education organizations into our model, and develop programs and systems that can benefit them all.”

Since 2004, Ms. Denton has served as Director of Hotel Accounting at MCG Financial Services, LLC, a hospitality consulting practice and general business and accounting business, which is owned and managed by Joel Mason, our Chief Executive Officer and Chairman.  From 2000 to 2003, she was a mathematics teacher at a public middle school in Boynton Beach, Florida.  Ms. Denton received a Bachelor of Science in Finance from University of the State of New York, Mercy College, 1998.

The appointment of Ms. Denton is the subject of an 8-K filing with the United States Securities and Exchange Commission, which provides the details of Ms. Denton’s career and background.  Ms. Denton has agreed to serve as a director of the Company without compensation.

About China Education International, Inc.

China Education is a leader in managing the operations of private Chinese schools and educational organizations within China, while providing them with international partnership programs, and recruiting American and other international teachers for those schools and organizations.  We currently manage the operations of Shaoxing High School (Zhejiang Province), Pingtan Lanhua Middle & High School (Fujian Province), and Meihua Training School (Anhui Province).  The academic schools in our group provide China’s unified national core curriculums including Chinese, English, mathematics, physics, history, biology to approximately 6,300 students, in addition to the fast-growing number of students attending the Meihua Training School.  The schools and educational organizations in our group are award-winning.  For example, Shaoxing High School has received numerous awards and has been recognized as one of China’s best 100 Private Schools by the Federation of Chinese Educators, the Association of Private Educators, and the Association of Principals.

Disclosure Notice:

This press release contains forward looking statements which identify important factors that could cause our actual results to differ materially from those projected in forward-looking statements. Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosures contained in our Securities and Exchange Commission filings.

Contact:  Joel Mason, Chairman & CEO
Info@ChinaEducationIntl.com
Tel: +1.561.276.0500